Exhibit 99.1

CONTACT:
Dee Blackburn
(610) 293-0600

SAFEGUARD SCIENTIFICS SHAREHOLDERS APPROVE
PROPOSED SALE OF COMPUCOM

Wayne, PA, September 9, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas, today announced that its shareholders had voted to approve the proposed sale of CompuCom Systems, Inc. (NASDAQ: CMPC) to an affiliate of Platinum Equity. The transaction is described in Safeguard’s July 15, 2004 proxy statement and August 19, 2004 proxy supplement. Safeguard owns approximately 51% of the voting power of CompuCom’s capital stock entitled to approve the proposed sale.

As previously disclosed, Safeguard had agreed to vote its CompuCom shares in favor of the transaction, subject to the approval of its shareholders. Accordingly, at a special stockholders meeting also held today at CompuCom’s offices in Dallas, Texas, Safeguard voted its CompuCom shares in favor of the sale. The boards of directors of both companies had previously approved the proposed transaction.

Once all conditions to the closing are satisfied, Safeguard will receive approximately $128 million of gross cash proceeds for its common and preferred stockholdings of CompuCom. The transaction is expected to close on or about the end of the third quarter 2004.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and helping them develop through superior operations and management. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

# # #